SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [  ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box;

[   ] Preliminary Proxy Statement
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant


                         ALLSTATE FINANCIAL CORPORATION
                 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ] $125 per Exchange Ace Rules 0-11(c)(1)(ii),14a-6(i)(1),or 14a-6(j)(2).

[   ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                ALLSTATE FINANCIAL CORPORATION

 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING

                       NOVEMBER 7, 1996


    The undersigned, having received the Notice of Annual Meeting, Proxy Statement and Annual Report of Allstate Financial Corporation for the year ended December 31, 1995, hereby appoint(s) Craig Fishman, Eugene Haskin and Leon Fishman and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the undersigned in Allstate Financial Corporation at the Annual Meeting of Shareholders to be held on November 7, 1996 and at any adjournments thereof.

1.  Election of Directors                      Withhold Authority
                                                    to Vote
                              For Nominee         For Nominee

    Craig Fishman            ____________        _______________

    Eugene Haskin            ____________        _______________

    Leon Fishman             ____________        _______________

    James C. Spector         ____________        _______________

    Alan L. Freeman          ____________        _______________

    David M. Campbell        ____________        _______________

    William H. Savage        ____________        _______________

    Edward McNally           ____________        _______________

    Lawrence Vecker          ____________        _______________


2.  Approval of the amendment to the Company's 1990 Qualified
    Stock Option Plan.

              For               Against          Abstain


       _______________     ______________     _______________

                  (Continued from other side)




THE DIRECTORS RECOMMENDED A VOTE FOR ITEMS 1 AND 2.

3. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, and to vote for any nominee of the Board whose nomination results from the inability of an above named nominee to serve.

    UNLESS OTHERWISE INDICATED IN THE BLANKS PROVIDED, THE PROXIES SHALL VOTE FOR ITEMS 1 AND 2 AS PROPOSED.


Please sign exactly as name appears below.

                              DATED ____________, 1996




                                _________________________________
                                             Signature

                                _________________________________
                                     Signature if held jointly


                              When shares are held by joint
                              tenants, both should sign. When
                              signing as attorney, executor,
                              administrator, trustee or
                              guardian, please give full title.
                              If a corporation,please sign in
                              full corporate name by president
                              or other authorized officer.  If a
                              partnership, please sign in
                              partnership name by authorized
                              person.




PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE
ENCLOSED ENVELOPE.

                ALLSTATE FINANCIAL CORPORATION

           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      --------------------

    The Annual Meeting of Shareholders of Allstate Financial
Corporation will be held at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204, on November 7, 1996, at
11:00 A.M., for the following purposes:

    1. To elect nine Directors for terms which will expire at the Annual Meeting of Shareholders to be held in 1997.

    2. To amend the Company's 1990 Qualified Stock Option Plan to increase the number of shares of the Company's common stock issuable thereunder from 175,000 to 275,000.

    3. To transact such other business as may properly come before the meeting.



October 3, 1996

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Lawrence M. Winkler
                              Secretary

                  ---------------------------


PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE.


A proxy card and postage free envelope are enclosed.

ALLSTATE FINANCIAL CORPORATION                   October 3, 1996
2700 SOUTH QUINCY STREET
ARLINGTON, VIRGINIA  22206



                        PROXY STATEMENT


                         INTRODUCTION


    The enclosed proxy is solicited by the Board of Directors of Allstate Financial Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held at 11:00 A.M., at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204 on November 7, 1996, and at any adjournment thereof (the "Annual Meeting"). This proxy is first being sent to shareholders on October 3, 1996.

    At the Annual Meeting, shareholders will be asked to consider and vote upon two proposals: (1) the election of nine directors to serve until the 1997 Annual Meeting of Shareholders ("Proposal Number One") and (2) the amendment of the Allstate Financial Corporation 1990 Qualified Stock Option Plan (the "Plan") to increase the number of shares of Common Stock issuable thereunder from 175,000 to 275,000 ("Proposal Number Two").

    In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. None of these persons will receive compensation but will be reimbursed for actual expenses in connection therewith. Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material, will be borne by the Company.


                       VOTING OF PROXIES


    Each holder of the Company's common stock is entitled to vote in person or by proxy for each share held of record on the record date, September 27, 1996, on all matters to be voted upon at the Annual Meeting. As of the record date, the Company had 2,317,519 shares of common stock outstanding.

    If a proxy in the accompanying form is properly executed and returned to the Company in time for the annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted FOR Proposal Number One and FOR Proposal Number Two and otherwise in the discretion of the proxy holders as to any other matter that may come before the Annual Meeting.

    Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the Annual Meeting. Broker non-votes occur when a broker nominee, holding shares in street name for the beneficial owner thereof, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote. The approval of Proposal Number One and Proposal Number Two requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote. Accordingly, abstentions and broker non-votes will have the effect of voting AGAINST Proposal Number One and Proposal Number Two.

    A shareholder who executes the enclosed proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company or oral notice to the presiding officer at the Annual Meeting.


                BENEFICIAL OWNERSHIP OF SHARES


    The following table sets forth, as of September 27, 1996, the amount of common stock of the Company which may be deemed beneficially owned by: (i) each person known to the Company to be the beneficial owner of more than 5% of the aggregate shares of the Company's outstanding common stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all executive officers and directors as a group.

                                Common Shares        Percent of
 Name and Address            Beneficially Owned         Class
 ----------------            ------------------      ----------

Leon Fishman                       251,250              10.81%
20191 E. Country Club Dr.
Aventura, FL  33180

Eugene Haskin                      253,834              10.95%
4000 Island Blvd.
N. Miami Beach, FL  33160

Alan L. Freeman                       -                  -
20191 E. Country Club Drive
Aventura, FL 33180

Edward A. McNally                    1,000               -
120-41 Prospect Street
Ridgefield, CT 06837

James C. Spector                     3,434                .01%
10580 SW 77 Terrace
Miami, FL 33173

Craig Fishman                        5,666                .02%
2687 Hillsman Street
Falls Church, VA 22043

                                Common Shares        Percent of
 Name and Address            Beneficially Owned         Class
 ----------------            ------------------      ----------

Lawrence M. Winkler                  3,384                .15%
1300 Crystal Drive
Arlington, VA 22202

David W. Campbell                    1,000               -
6410 Noble Rock Court
Clifton, VA 22024

William H. Savage                    7,000                .03%
314 Franklin Street
Alexandria, VA 22314

Lawrence Vecker                        -                 -
1600 Parker Avenue
Fort Lee, NJ 07024

Timothy G. Ewing                   661,835              26.57%
Value Partners, Ltd.
2200 Ross Avenue
Dallas, TX 75201

Tweedy, Browne Company L.P.        223,200               9.63%
52 Vanderbilt Avenue
New York, NY 10017

Farley Capital                     147,000               6.34%
655 Third Avenue
New York, NY 10015

For all Executive Officers and Directors
as a group (eleven persons)        536,902              22.99%


                     ELECTION OF DIRECTORS

    The Company's Articles of Incorporation provide that the number of directors shall be ten or such lesser number as the Board of Directors shall fix. The Board of Directors has fixed that number at nine. There is only one class of directors and they will all be candidates for election at the Annual Meeting.

    Mr. Leon Fishman is the father of Mr. Craig Fishman, President and Chief Executive Officer of the Company.

    Directors of the Company are elected to serve until the next annual meeting of the shareholders of the Company and until their respective successors are elected and qualified.

      The nominees listed below will be candidates for election to the Board of Directors at the Annual Meeting. The following information is furnished with respect to the directors and Mr.
Winkler:

                               Principal Occupation                     Director
    Name           Age        And Other Directorships                    Since
---------------    ---     --------------------------------------       -------
Craig Fishman       36     President and Chief Executive Officer          1995
                           (commencing July 1, 1996); formerly
                           Vice President and Senior Vice
                           President (April 1991 through June 30,
                           1996) and formerly General Counsel
                           (February 1993 through June 30, 1996)
                           of the Company. President of Lifetime
                           Options, Inc. (commencing May 1994).
                           Associated with the law firm of White &
                           Case in New York City (September 1987
                           to April 1991).

Leon Fishman        65     Vice Chairman (commencing July 1,              1982
                           1996); formerly President and Chief       (excluding
                           Executive Officer of the Company (May          1995)
                           1989 through June 30, 1996) and
                           formerly Secretary/Treasurer of the
                           Company (July 1982 through May 1989).

Lawrence M.Winkler  60     Secretary/Treasurer and Chief Financial        1983
                           Officer of the Company; formerly
                           Second Vice President of the Company
                           (July 1983 - May 1989).

Eugene Haskin       67     Consultant to the Company and Chairman         1982
                           of the Board; formerly President of the
                           Company (June 1982 through May 1989);
                           Vice President of the Company (May 1989
                           through August 1989).

James C. Spector    62     Currently Executive Vice President of          1989
                           Bank Atlantic, Ft. Lauderdale, FL.
                           Consultant to the Company from November
                           1, 1993 to July 5, 1996.  Formerly
                           Executive Vice President of the Company
                           (February 1991 through October 1993);
                           formerly Senior Vice President, Heller
                           Financial, Inc. (July 1985 through
                           September 1987).

Alan L. Freeman     55     Currently Managing Partner of Freeman,         1996
                           Buczyner & Gero (an accounting firm).
                           Formerly Partner with Deloitte & Touche
                           (1989-1991); and Partner with Shapiro,
                           Fleischmann & Co. (1966-1989).

David W. Campbell   49     Currently President and Chief Operating        1995
                           Officer and Director of Southern
                           Financial Bancorp, Inc. and Southern
                           Financial Bank in Warrenton Virginia
                           since April 1996. Formerly President
                           and Chief Executive Officer of
                           Ameribanc Savings Bank ("ASB") in
                           Annandale, Virginia (June 1990 through
                           March 1995); prior to that, Executive
                           Vice President and Chief Operating
                           Officer of ASB (1984 through June
                           1990); also, a director of ASB (1988
                           through March 1995). Served as a
                           Trustee of the Ameribanc Investors
                           Group from 1992 to March 1995.

William H. Savage  64      Since 1990 has been engaged in a               1995
                           variety of investment ventures in real
                           estate development and banking. Prior
                           to 1990, was the Chief Executive
                           Officer and Trustee of Ameribanc
                           Investors Group, a savings and loan
                           holding company, and its predecessor,
                           Mortgage Investors of Washington, a
                           Real Estate Investment Trust. Currently
                           Chairman of Island Preservation
                           Partnership, developer of a 1,200 acre
                           private, oceanfront retreat near
                           Charleston, S.C.; Chairman of Knights
                           Hill Corporation which owns and manages
                           timberlands in South Carolina;
                           President of Richards United
                           Corporation, a real estate investment
                           company based in Alexandria, Virginia,
                           and Chairman of Arbec Orchids
                           Dominicana, S.A., Santo Domingo, D.R.,
                           which propagates and cultivates orchid
                           plants for the U.S. market.

Edward A. McNally  53      Managing Director, Windham Partners,           1996
                           LLC (commencing August 1996);
                           President, McNally and Co. (commencing
                           August 1995); Independent management
                           consultant (commencing April 1991);
                           formerly Senior Vice President,
                           National Westminster Bank USA (1983
                           through 1992).

Lawrence Vecker    67      Currently Executive Vice President of          1996
                           North American Capital Corp., a New
                           York based private merchant bank.
                           Formerly, Executive Vice President of
                           Congress Financial Corp., a subsidiary
                           of CoreStates Financial Corp (1974
                           through 1995); Executive Vice
                           President, S.V. Associates (1971
                           through 1974); United Factors and UM&M
                           Financial Corporation, divisions of
                           United Merchants and Manufacturers,
                           Inc., attained position of Senior Vice
                           President (1948 through 1971).

         Directors who are not officers of the Company receive a fee of $2,000 per board meeting attended, plus reimbursement for their expenses associated with attending those meetings. Commencing
November 1994, Directors who are not officers of the Company receive a fee of $500 per board or committee meeting attended by conference telephone call. In addition, commencing August, 1996 and continuing through December 31, 1997, directors who are not officers of the Company are granted 1,000 stock options per meeting attended at an exercise price equal to the greater of (i)
$7.00/share and (ii) 110% of the average of the mean bid and ask prices for the Company's common stock on the most recent three days on which trading occurred in the Company's common stock preceding such grant. The options are exercisable until December 31, 1999. Directors who are officers of the Company receive no compensation for serving as directors, but are reimbursed for out-of-pocket expenses related to attending board or committee meetings.


MEETINGS AND COMMITTEES OF THE BOARD

      The Board of Directors appointed an Audit Committee in 1989. The Audit Committee currently consists of Messrs. Campbell, Freeman and Vecker. The committee met twice during the year ended December 31, 1995. The Audit Committee reviewed the results of operations for 1994 and the status of certain specific accounts.

      The Board appointed a Compensation Committee in 1992. The
Compensation Committee currently consists of Messrs. Haskin,
Spector, Savage and McNally. The Compensation Committee met once in
1995.

      The Board does not have a nominating committee. The functions of this committee are performed by the Board of Directors.

      During 1995 there were nine meetings of the Board of Directors. Each of the directors of the Company attended 100% of the meetings of the Board of Directors during 1995. During 1995, there were two vacancies on the Board of Directors. Effective July 1, 1996, the board of Directors was increased to nine members.


EXECUTIVE COMPENSATION

      The following tables provide certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose total compensation exceeded $100,000 for the years ended December 31, 1995, 1994 and 1993.

                                                     SUMMARY COMPENSATION TABLE
                                                                                             AWARDS
                                                                                          -------------
  Name and                                                           Other Annual            Options/         All Other
Principal Position           Year        Salary         Bonus       Compensation(1)       SAR Grants (4)   Compensation (5)
----------------------       ----       --------       ------       ---------------       -------------    ----------------
Leon Fishman                  1995       $377,885       $ -0-             -                    -                $3,000
President & Chief             1994       $375,000       $ -0-             -                    -                $3,000
Executive Officer             1993       $375,000       $48,442           -                    -                $4,717

Bret Kelly                    1995 (2)   $220,500       $ -0-             -                  10,000 (3)         $3,000
Senior V.P. & Chief           1994       $220,502       $ -0-             -                    -                $3,000
Operating Officer             1993       $221,044       $15,000           -                    -                $3,720

Lawrence Winkler              1995       $154,732       $ -0-             -                    -                $3,000
Secy/Treasurer &              1994       $143,533       $ 2,500           -                    -                $2,889
Chief Financial               1993       $136,786       $10,000           -                    -                $2,936
Officer

Craig Fishman                 1995       $161,177       $ -0-             -                    -                $3,000
Sr. V.P. & General            1994       $126,405       $ 2,500           -                    -                $2,578
Counsel                       1993       $115,601       $15,600           -                    -                $2,624


--------------------------------------

1) Does not include the value of various personal benefits provided to the executives officers. The aggregate amount of such personal benefits provided to each individual did not exceed the lesser of $50,000 or 10% of his reported compensation.

2) Ceased full-time employment with the company effective November 3, 1995. Commencing in November 1995, Mr. Kelly is entitled to salary continuation of $220,500 payable over 12 months.

3)    Options granted in connection with cessation of full-time employment.

4)    No Stock Appreciation Rights have been granted.

5)    Represents contributions made by the Company to 401(k) plan.


INDIVIDUAL GRANTS IN LAST FISCAL YEAR

   In connection with the cessation of his full-time employment, Mr. Kelly was granted an option to acquire 10,000 shares of the company's common sock at an exercise price of $5.60 per share. The exercise price of $5.60 per share exceeded the per share market value of the Company's common stock at the time the option was granted. The option is exercisable with respect to 5,000 shares on or after November 3, 1997 and with respect to 5,000 shares on or after November 3, 1998. The option expires on November 3, 1999.


AGGREGATE OPTIONS/SARS EXERCISED IN LAST YEAR AND VALUE AT YEAR END

                       Shares                                             Value of Unexercised
                     Acquired on      Value      Number of Unexercised    In-the-Money Options/SARS
Name                 Exercise       Realized   Option/SARS at F/Y End (1)       at F/Y End
----------------     -----------    --------   -------------------------  -------------------------
                                               Exercisable/Unexercisable  Exercisable/Unexercisable

Leon Fishman              -              -           15,000/ 2,500               $ - /$ -0-

Bret Kelly                -              -              -  /10,000               $ - /$ -0-

Lawrence Winkler          -              -            8,334/ 1,666               $ - /$ -0-

Craig Fishman             -              -            1,667/   833               $ - /$ -0-

---------------------------------------------
1)  No SARs have been granted.


      The Company is party to employment agreements with four executive officers of the Company. Although these agreements have not yet been reduced to writing, the following sets forth their principal terms.

      The Company is party to an employment agreement with Craig Fishman, the Company's President and Chief Executive Officer. Mr. Fishman's current base salary is $200,000 and is subject to annual cost of living increases, but not less than 5% per annum. Any other increases in his salary are at the discretion of the Compensation Committee. The agreement will contain confidentiality and non-compete provisions, obligates the Company to provide Mr. Fishman with the use of an automoble and requires the Company to include Mr. Fishman in any benefit plans made available to employees generally. The agreement expires by its terms on June 30, 1998. If Mr. Fishman dies or his employment is terminated (other than for cause) during the term of the agreement, the Company is obligated to pay him an amount equal to the lesser of (x) one year's compensation and (y) the compensation due for the then remainder of the agreement (but in no event less than six months compensation).

      The Company is party to an employment agreement with Peter D. Matthy, the Company's Executive Vice President and Chief Operating Officer. Mr. Matthy's current base salary is $150,000; salary increases are at the discretion of the Compensation Committee. The agreement will contain confidentiality and non-compete provisions, obligates the Company to provide Mr. Matthy with the use of an automoble and requires the Company to include Mr. Matthy in any benefit plans made available to employees generally. The agreement expires by its terms on June 30, 1998. If Mr. Matthy dies or his employment is terminated (other than for cause) during the term of the agreement, the Company is obligated to pay him an amount equal to one year's compensation.

      The Company was party to an employment agreement with Lawrence
M. Winkler, the Company's Secretary/Treasurer and Chief Financial Officer. That contract expired in January 1996. The Company is curretnly party to an employment agreement with Mr. Winkler, under which Mr. Winkler's current base salary is $160,000; salary increases are at the discretion of the Compensation Committee. The agreement will contain confidentiality and non-compete provisions, obligates the Company to provide Mr. Winkler with the use of an automoble and requires the Company to include Mr. Winkler in any benefit plans made available to employees generally. The agreement expires by its terms on June 30, 1998. If Mr. Winkler dies or his employment is terminated (other than for cause) during the term of the agreement, the Company is obligated to pay him an amount equal to the lesser of (x) one year's compensation and (y) the compensation due for the then remainder of the agreement (but in no event less than six months compensation).

      The Company was party to an employment agreement with Leon Fishman, the Company's former President and Chief Executive Officer and its current Vice Chairman. That contract expired in December 1995. The Company is currently party to an employment agreement with Mr. Fishman under which Mr. Fishman's current base salary is $150,000 and the Company is obligated to reimburse Mr. Fishman for travel and living expenses incurred by him in performing Company business. In addition to his base salary, Mr. Fishman is entitled to incentive-based compensation equal to 2% of the Company's consolidated total income for 1996 (excluding non-core subsidiaries) in excess of $11,750,000. The agreement will contain confidentiality and non-compete provisions, obligates the Company to provide Mr. Fishman with the use of an automoble and requires the Company to include Mr. Fishman in any benefit plans made available to employees generally. The agreement expires by its terms on December 31, 1996 (unless extended by recommendation from the Compensation Committee). Mr. Fishman is not entitled to a severance benefit upon his death or termination of employment.


                              OTHER TRANSACTIONS

      In January 1989, a corporation wholly owned by Lawrence M. Winkler (currently the Company's Secretary/Treasurer and Chief Financial Officer), his wife and a son of Eugene Haskin (currently Chairman of the Company's Board of Directors) purchased an apartment building from the Company for consideration in the form of a demand note to the Company in the principal amount of $100,000. The Company created this ownership structure on the advice of counsel who advised the Company not to take direct title to real property. While it owned the apartment building, the affiliate corporation paid to the Company all rental income received from the apartment building. In 1995 the apartment building was sold to an unaffiliated third party for consideration of $20,000 cash and a note in the principal amount of $70,000. The note bears interest at a rate of 9% per annum, is due on April 1, 2002 and is secured by the apartment building. The $20,000 was paid to the Company and the note payable by the unaffiliated third party (together with the collateral therefor) have been assigned to a wholly-owned subsidiary of the Company in exchange for cancellation of the original note payable from the Company's affiliate. At December 31, 1995 the principal amount owing on the note was $68,284.

      Certain members of the immediate families of Eugene Haskin and Leon Fishman, directly or through trusts, have provided financing to Lifetime Options, Inc., a Viatical Settlement Company ("Lifetime Options") a wholly-owned subsidiary of the Company, through unsecured loans with interest payable monthly at an annual interest rate of 1% over the prime rate. One percent (1%) over the prime rate is the same rate paid by Lifetime Options to its unaffiliated bank lender.

      Lifetime Options' total indebtedness to members of Mr. Haskin's immediate family was $15,146 at December 31, 1995 and 1994, respectively. During 1994, at the request of members of Mr. Haskin's family, Lifetime Options repaid $445,400 of these loans. During 1995 and 1994, Lifetime Options paid aggregate interest on these loans of $1,500 and $16,300, respectively.

  Lifetime Options' total indebtedness to members of Leon Fishman's immediate family was $43,600 at December 31, 1995 and 1994, respectively. During 1995 and 1994, Lifetime Options paid aggregate interest on these loans of $4,400 and $8,800, respectively. At various times during 1994, Leon Fishman loaned Lifetime Options a total of $265,000 which was repaid in full by December 31, 1994. During the periods of indebtedness, Mr. Fishman received $2,500 of interest. At January 1, 1994, Craig Fishman was owed $18,700 by Lifetime Options. The level of borrowings from Craig Fishman increased at various intervals during 1994 to $97,800. As of December 31, 1994 the indebtedness of $97,800 was paid in full. Craig Fishman received interest from Lifetime Options of $2,600 in 1994. Neither Craig Fishman nor Leon Fishman loaned money to Lifetime Options in 1995 and neither of them received any interest in 1995.

      On September 11, 1995, the Company issued an aggregate of $2,838,000 in principal amount of Convertible Subordinated Notes (the "Notes") due September 30, 2000 to Scoggin Capital Management, LP and Selig Partners, LP (collectively, the "Scoggin Stockholders") in exchange for 447,200 shares of common stock of the Company then owned by them. The Scoggin Stockholders (i) have agreed not to convert their Notes into common stock prior to March 1, 1997, (ii) are entitled to certain demand and piggy-back registration rights; and (iii) are entitled to nominate up to two members of the Company's Board of Directors (depending on their level of ownership of Company securities). Messrs. David W. Campbell and William H. Savage have been nominated to serve as directors by the Scoggin Stockholders.

      Rental payments of $24,000 were received by the Company in 1995, 1994 and 1993, respectively, from Leon Fishman, the Company's former President, for the personal use of a condominium owned by a subsidiary of the Company.


                              PROPOSAL NUMBER TWO

               AMENDMENT TO THE 1990 QUALIFIED STOCK OPTION PLAN

      The Company's Board of Directors has unanimously approved a proposal to amend the Company's Qualified Stock Option Plan (the "Plan") to increase the number of shares issuable thereunder from 175,000 to 275,000. The Plan was approved at the 1990 Annual Meeting of Shareholders. The proposed amendment to the Plan will be effective upon shareholder approval.

      The Board of Directors believes that stock options are valuable tools for the recruitment, retention and motivation of qualified employees, including officers, and other persons who can contribute materially to the Company's success. As of September 30, 1996, only 15,005 of the 175,000 shares currently available for issuance under the Plan remained available for issuance pursuant to new option grants. The Board of Directors believes that it is important to have additional shares available under the Plan to provide adequate incentives to the Company's workforce.

      The material features of the Plan, including the proposed amendment, are outlined below. The following summary is qualified in its entirety by reference to the full text of the Plan, a copy of which has been filed with the Securities and Exchange
Commission.

Purpose

      The purpose of the Plan is to attract and retain executives, directors, consultants and other key employees and to provide an opportunity for such individuals to acquire a proprietary interest in the Company. It is the intention of the Company that options granted pursuant to the Plan will consist of incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code").


Administration

      The Plan shall be administered by the Administrative Committee, which is comprised of at least three individuals appointed by the Board of Directors of the Company. An individual who is a member of the Administrative Committee may not be granted an option under the Plan. The Administrative Committee interprets the Plan and makes such rules as it deems necessary to effectuate the operation of the Plan, which interpretations and rules are binding on the Company and employees. If the Board of Directors shall fail to appoint or shall dissolve the Administrative Committee, the Board of Directors may exercise all powers of the Administrative Committee and, notwithstanding anything to the contrary in the Plan, members of the Board of Directors shall not in that case be ineligible to receive options under the Plan.

Eligibility

      The Plan provides for the grant to executives and other key employees of the Company and its subsidiaries of qualified options to purchase up to 175,000 shares of Common Stock. The proposed amendment would increase the number of shares usable upon exercise of qualified options to 275,000.

Terms of Options

      The per share exercise price of the Common Stock subject to an incentive stock option may not be less than the fair market value of the Common Stock on the date the option is granted. The aggregate fair market value (determined as of the date the option is granted) of the Common Stock that first becomes exercisable by any employee in any one calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock options to him, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Stockholder") shall be eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of the grant.

      Incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to a 10% Stockholder are limited to five year terms.

      Further, no incentive stock option granted under the Plan shall be exercisable later than: (i) one year after an employee dies (A) while employed by the Company or any subsidiary or (B) within the three month period following termination of employment for reasons other than dismissal for cause; (ii) the date of an employee's termination of employment with the Company or any subsidiary due to dismissal for cause; or (iii) three months after an employee's employment with the Company or any subsidiary is terminated for any other reason.

      Subject to the foregoing, the Administrative Committee or the Board may prescribe the date or dates on which an option may be exercised.

      The exercise price of options granted under the Plan may be paid in whole or in part through the transfer of shares previously acquired by the employee. For this purpose, the transferred shares shall be valued at their fair market value on the date the Company receives the transferred shares, or, if later, the date the Company receives notice of exercise.

Nontransferability; Exercise by Beneficiary

      During an employee's lifetime, an option granted under the Plan shall only be exercisable by the employee. An option is not transferable except by will or by the laws of descent and distribution. No option may be subject to the claims of creditors or liable to attachment, execution or other legal process.

      Upon the death of an employee prior to the date that an incentive stock option granted under the Plan has been exercised in full or has expired, the employee's beneficiary or beneficiaries (under the employee's will or under the laws of descent and distribution, as the case may be) may exercise the incentive stock option within one (1) year of the date of the death of the employee, subject to the same conditions and expiration date that were applicable to the employee during his lifetime. The rules applicable to the exercise of a qualified stock option granted pursuant to the Plan following the employee's death are set forth in the written agreement evidencing the grant of the option.

Amendment and Termination of the Plan

      The Board of Directors of the Company reserves the right to amend and to terminate the Plan, subject to any required shareholder approval; except that, other than as may be reasonably necessary to ensure that all incentive stock options under the Plan qualify as "incentive stock options," as defined in Section 422 of the Code, no action of the Board of Directors may alter or impair an employee's rights under any outstanding option without his or her consent.

Federal Income Tax Information

      Options granted under the Plan shall be "incentive stock options," as defined in Section 422 of the Code.

      If an option granted under the Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after transfer of the shares to the optionee by the Company, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain. Currently, the tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

      The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Plan, does not purport to be complete and references should be made to the applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that during 1995 all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with.


                                 OTHER MATTERS

      At this date, there are no other matters management intends to present or has reason to believe others will present to the Annual Meeting. If other matters now unknown to the management come before the meeting, those named as proxies on the enclosed form of proxy will vote in accordance with their best judgement.


                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Company has selected the firm of Deloitte & Touche llp to serve as the independent auditors for the Company for the current fiscal year. That firm has served in this capacity for the Company since 1988. Representatives of Deloitte & Touche llp are expected to be present at the Annual Meeting to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS

      If any shareholder desires to submit a proposal for action at the Annual Meeting to be held in 1997, the proposal must be in proper form and received by the Company no later than June 1, 1997.


               PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

October 3, 1996

                            BY ORDER OF THE BOARD OF DIRECTORS



                            Lawrence M. Winkler
                            Secretary